Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

QR Energy, LP:

We consent to the incorporation by reference in this registration statement on Form S-3 of QR Energy, LP, of our report dated June 29, 2012, with respect to the Statement of Revenues and Direct Operating Expenses – Acquired Prize Properties for the year ended December 31, 2011, which report is incorporated in the Form 8-K/A of QR Energy, LP dated June 29, 2012, which is incorporated by reference in this prospectus. We also consent to the reference to our firm under the heading “Experts” in this prospectus.

(signed) KPMG LLP

Houston, Texas

January 14, 2014